Exhibit 10.38

1 Raffles Place
#21 – 02 OUB Centre
Singapore 048616
Tel: + 65 6590 8600
Fax: + 65 6590 8686

July 9, 2010

Roger Sargeant

10 The Glade

Sevenoaks

TN13 3HD

England

Dear Roger:

LETTER OF EMPLOYMENT

We are pleased to offer you employment with Interactive Data (Singapore) Pte Ltd (the “Company”), on the terms set out in this Offer Letter (“Letter”) and upon the terms and conditions as set out in the Employee Handbook (together called “the Guidelines”) enclosed herein.

1.	Title and start date

1.1	Your position will be that of a Managing Director, International.

1.2	You will report to Raymond D’Arcy, Chief Executive Officer of Interactive Data Corporation or such other person as the Company may designate and your primary responsibility will be.

1.3	Subject to the terms and conditions of this Letter, your appointment shall take effect and commence from 14 July 2010 (“start date”) and will continue in full force and effect until 14 July 2012 unless and until terminated in accordance with the terms in this Letter.

2.	Duties

2.1	Your duties shall include:

(a)	General Management

(b)	Regional Business Development

2.2	During your employment you must:

(a)	perform to the best of your ability all the duties of your position and such other functions or work within the Company as the Company may reasonably require;

(b)	well and faithfully serve the Company and use your utmost endeavors to promote the interests of the Company;

(c)	comply with all reasonable and lawful directions and instructions given by the Company;

(d)	attend and work at any premises of the Company in Singapore and travel and work both in Singapore and abroad as necessary for the proper discharge and fulfillment of your duties;

Interactive Data (Singapore) Pte Ltd
RCB No 199300657C

(e)	work such hours as are reasonably necessary to ensure the proper discharge and fulfillment of your duties;

(f)	use all equipment issued to you by the Company including but not limited to mobile-phones, laptop computers, and PDAs for the Company’s business only; and

(g)	in pursuance of your duties, to perform services not only for the Company but also for any Affiliate, as required by the Company.

3.	Passes and Permits

3.1	If you are not a citizen or permanent resident of Singapore, this Letter and your employment by the Company shall be conditional upon you obtaining the necessary work or employment passes or permits from the relevant authorities in Singapore to work in Singapore.

3.2	It is your responsibility to ensure that you and your accompanying family have valid passports for travel to Singapore and during the term of your employment and stay in Singapore. Please note passports must remain valid for at least 6 months after the termination date of your employment. Any costs associated with obtaining or renewing passports will be to your own account.

4.	Compensation

4.1	Your annual base starting salary will be £197,100.00 or its equivalent in Singapore Dollars payable in 12 monthly instalments, at an exchange rate to be agreed upon.

4.2	In addition to your annual salary, you will also be eligible to a target incentive in the form of a bonus. The Company will pay to you a bonus as detailed in the EIP plan dated June 16.

5.	Other Benefits

5.1	The Company will pay to you a “Disturbance Allowance” in the sum of US$16,000.00 upon your arrival and commencement of employment in Singapore.

5.2	The Company will pay for all reasonable sea shipment cost of your normal household goods and personal items to facilitate your move from the United Kingdom to Singapore and on your repatriation from Singapore to the United Kingdom at the end of your employment with the Company. The Company shall in its sole discretion determine what is reasonable.

5.3	During the term of your employment, the Company shall:

(a)	rent or lease on your behalf accommodation of your choice within your cost of housing in Singapore up to a maximum sum of US$13,000.00 per calendar month;

(b)	pay for any realtor brokerage costs and deposit requirements related to your housing;

(c)	provide to you an automobile or pay for the cost of a leased automobile at a monthly cost to Company not in excess of US$3,300;

(d)	pay or reimburse you for education expenses incurred by you in obtaining private schooling for your children at an annual cost not exceeding US$50,000.00 for your children’s education in Singapore per school year; and

(e)	pay or reimburse you for the reasonable costs of a round trip premium economy class air transportation from the Singapore to the United Kingdom or such other destination with no greater costs than returning the United Kingdom that you pay or incur in connection with home leave trips taken by you and your immediate family not exceeding two home leave trips per period of service. All references to “your immediate family” in this Letter shall mean your spouse and any unmarried children.

5.4	The Company will pay for will reimburse to you (against receipts or other appropriate evidence) all reasonable telephone, travelling, hotel, entertainment and other out-of-pocket expenses properly incurred and defrayed by you in the course of the employment and if and when they are incurred during official and/or approved travel, up to a maximum amount (as may be determined by the Company from time to time) for each mode of transport or type of accommodation. As a condition precedent to obtaining such payment or reimbursement, you shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which you seek payment or reimbursement, and any other information or materials, which the Company may from time to time reasonably require.

6.	Pension Plan

6.1	If you are a non-Singaporean, you are not eligible for Central Provident Fund (“CPF”). However, to enable you to fund a pension policy, the Company will attempt to maintain your participation in the Pension Plan offered to employees during this period in the United Kingdom or in lieu thereof, the Company will make comparable contribution to an individual plan which you are eligible for.

7.	Leave entitlement

7.1	In addition to normal Singapore statutory Public Holidays, you will be eligible for 25 working days paid annual leave (“annual leave”).

7.2	Unpaid annual leave are generally discouraged and unless requested on compassionate grounds, will be considered on a case-by-case basis.

7.3	Compulsory clearance of leave may be enforced during lull periods, declared as and when applicable.

8.	Medical Leave

8.1	The Company will pay you your salary in full during any absences on medical grounds up not exceeding the aggregate of:

(a)	14 days in any calendar year if hospitalization is not necessary; or

(b)	60 days in any calendar year if hospitalization is necessary,

subject to you producing a medical certificate from a registered medical practitioner covering the period of your absence.

8.2	Your entitlement to medical leave will accrue pro rata on a monthly basis.

8.3	The Company shall only recognize and accept medical certificates from polyclinics, government hospitals or medical institutions designated by the Company. Medical leave taken with medical certificates other than those described in this Letter will not be considered as medical leave and will be deducted from the allotted annual leave accordingly. In the event that you have no more annual leave for the current year, the leave will be deducted from your salary on a pro-rata basis. Such incidents are discouraged and will count against your performance, which could have detrimental effects on your qualifications for bonuses, etc. Frequent occurrences may lead to your termination of employment.

9.	Insurance

9.1

The Company will procure an international policy to provide medical insurance coverage for you and your immediate family in any amount or amounts which the Company may at its discretion deem reasonable provided, however, that such procurement of insurance does not restrict the amount of insurance that you may obtain for his own personal use. You agree to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

10.	Taxes

10.1	You will be personally responsible for declaring and paying all your personal income taxes both in your home country and in the host country, if applicable. Company will pay for Deloitte’s to assist in this process. The company will also provide exit planning for you upon your departure from Singapore.

10.2	The Company shall be entitled to deduct or withhold from any amounts from your salary or from any amounts owing from the Company to you, all amounts required to be deducted by law, including all taxes payable by you to the Inland Revenue Authority of Singapore (“IRAS”) which are required to be withheld in accordance with the Income Tax Act, and to pay the same to IRAS. Any such amount deducted shall cease to be amount payable by the Company to you.

11.	Employee Handbook/Letter of Employment (together “the Guidelines”)

11.1	During your employment with the Company, you will be required to abide by the principles and standards stated in the Guidelines. The Guidelines form part of the contract of employment between you and the Company. A copy of the Guidelines as well as an acknowledgement receipt, are enclosed. Please return the signed acknowledgement indicating you have received, read, understood and accepted the terms of the Guidelines together with your counter-signed copy of this letter.

12.	Professional Examinations

12.1	If you are required to hold any professional qualifications and sit for and pass the examinations as required under any such statutory or government bodies necessary for you to carry out your duties under this Letter, you are to ensure that all such qualifications have been obtained and that you have passed all requisite examinations before commencing your employment with the Company. A breach of this term will be taken seriously by the Company and may result in the termination of your employment without prejudice to the Company’s rights to claim against you for all loss and damage sustained by the Company arising out of your breach.

13.	Confidentiality

13.1	During the course of your employment with the Company, you may have access to confidential information concerning the business affairs of the Company and/or its Affiliate, its customers, clients and other persons transacting business with the Company. Whether this information exists as electronic or paper media, it is essential to maintain its integrity and confidentiality.

13.2	You may be issued, on an authorised basis, system user ID(s) and password(s) which will allow you access to such confidential information. The user IDs and passwords act as the “keys” to the Company’s information systems and as such must also be protected from unauthorised disclosure, modification or loss of availability.

13.3	You agree during the term of your employment, and forever thereafter, not to use, divulge or communicate and to keep confidential all other confidential information you have come across or been granted access to during the course of your employment with the Company. You will disclose such information to others only to the extent that disclosure is required or compelled by law.

13.4	You agree to keep confidential and not to disclose the existence or terms of this letter agreement or sums paid under this letter agreement to anyone or to any organization, except you may disclose such information to your spouse, attorney, accountant, or tax advisor provided you have received in advance their written promises (in such form as may be acceptable to the Company) to maintain this information in strict confidence and submitted a copy of such written promises to the Company.

13.5	You agree that your obligations under this paragraph 15 shall survive the termination of your employment.

14.	Confidential Information And Intellectual Property

14.1	During the course of employment with the Company, you may be privy to certain proprietary and/or confidential information, including but not limited to data, formulas, studies, reports, flowcharts, forecasts, financial statements, marketing plans, proposals, procedures, customers’ particulars and information, clients data or client lists, projects, plans and techniques (“proprietary and/or confidential information”). Some of these proprietary and/or confidential information may have been collected by the Company and/or its Affiliate and stored in its databases, while some of this information may have been disclosed to the Company and/or its Affiliate by its clients (in some cases pursuant to confidentiality agreements). Further, you may have also been privy to certain intellectual property developed or acquired by the Company and/or its Affiliate, including techniques, methodologies, formulas, processes, methods, compilations, system plans, flow charts, database structures, software, and procedures. You acknowledge and agree that (a) you have no ownership or other rights in such proprietary and/or confidential information, and intellectual property, (b) the Company or its Affiliate has proprietary rights over all proprietary and/or confidential information, and intellectual property referred to in this clause, and (c) you will not disclose such proprietary and/or confidential information, and intellectual property referred to in this clause and any other information relating to the Company’s or its Affiliate’s finances, business/commercial development, sales and marketing strategies and activities, whether directly or indirectly, to any person (except to the extent required by judicial process, in which event you have to inform the Company of the requisition immediately upon receipt of the same, or as authorized in writing by the Company or its Affiliate where applicable), and you agree and undertake that you will not use such proprietary and/or confidential information or intellectual property in any manner unless authorized in writing by the Company or its Affiliate or unless such information has entered the public domain.

14.2	You understand and acknowledge that the Company and/or its Affiliate has received, and in the future will receive, from clients and other third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s or its Affiliate’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of your employment and thereafter, you will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Affiliate who need to know such information in connection with their work for the Company or its Affiliate) or use, except in connection with your work for the Company or its Affiliate unless expressly authorized by the Company in writing.

14.3	During your employment with the Company, you will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom you have an obligation of confidentiality, and you will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom you have an obligation of confidentiality unless consented to in writing by that former employer or person.

14.4

On the termination of your employment, you shall return to the Company, without demand, all property of the Company or its Affiliate that is in your possession or under your control, including, without limitation, items such as mobile phones, Blackberry devices, laptop computers, portable hard disks drives, other computer accessories, all files, documents and other information with respect to the Company’s management, business operations or customers, including customer lists, documents, or other information containing the Company’s or its Affiliate’s information and any other property that were created, developed, generated or received by your during your employment or that are the property of the Company, whether or not such items are confidential to the Company. You shall return all mobile phones, Blackberry devices, laptop computers, portable hard disks drives, other computer accessories to the Company in a good working condition with all data intact and you shall not create a copy or retain a copy of such data.

14.5	You agree that a remedy of damages for any breach or threatened breach of the provisions of this clause would be inadequate and, therefore, agree that the Company shall have the right to enforce the provisions of this clause by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have for a breach of this Letter in case of any such breach or threatened breach and you waive the claim or defence that the Company has an adequate remedy at law. You shall not, in any action or proceeding to enforce any of the provisions of this Letter, assert the claim or defence that such an adequate remedy at law exists.

14.6	You agree that your obligations under this paragraph 16 shall survive the termination of your employment.

15.	Conflict of interest

15.1	You will not undertake outside employment or activities with or without remuneration, unless you have obtained the prior written approval of the Company. Outside activities may include, but are not limited to, activities as a sole-proprietor, partner, director, consultant, shareholder of any business (other than as a non-controlling shareholder of a public listed company). If your request to undertake any outside employment or activities is not approved by the Company and you proceed to undertake the outside employment or engage in the outside activity, your employment may be terminated by the Company without notice or compensation. You undertake to indemnify the Company on a full indemnity basis for all loss or damage sustained by the Company arising out of your breach of this Clause.

15.2	You are not to undertake or have any interest in any form of work or business which conflicts with the interests of the Company or adversely affects your professional image and integrity as an officer of the Company during your service with the Company. Neither are you to hold yourself out or allow yourself to be held out in any way as having any other position or designation as the one given to you by the Company.

15.3	Subject to any regulations issued by the Company which may be applicable to you, you are not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any business transacted (whether or not by you) by or on behalf of the Company or any of its Affiliate. If you (or any firm or company in which you are interested) obtain any such discount, rebate or commission, you must account to the Company for the amount received by you (or a due proportion of the amount received by such company or firm with regard to the extent of your interest).

15.4	You shall not during the term of your employment with the Company do or permit any of the following:

a.	use any proprietary and/or confidential information obtained in the course of your employment with the Company for your own personal gain or benefit; or

b.	assist any person, firm or company with advice and/or information in relation to any activity or business which shall be in competition with the business or proposed business of the Company; or

c.	directly or indirectly, either alone or jointly, endeavour to entice away from the Company any person who is employed or engaged by the Company; or

d.	cause or permit any person or company directly or indirectly under your control or in which you have a controlling or beneficial interest to do any of the foregoing acts or things.

16.	Garden Leave

16.1	The Company shall be entitled to at its sole discretion require you not to attend work at any time during your employment with the Company.

16.2	In the event you are required not to attend work, you will not be entitled to receive any damages or compensation in respect of any bonus or other benefit which would otherwise be due to you for the period when you are required not to attend work.

17.	Termination of Employment

17.1	Your employment will terminate on 14 July 2012 or such other date as you and the Company may agree (“Termination Date”).

17.2	If your employment is terminated before the Termination Date by the Company other than for termination with cause or if there is no position in the Company or any Affiliate to which the Company may transfer your assignment, the Company shall pay to you the equivalent of 12 months of salary.

17.3	The termination of your employment shall be without prejudice to any right that the Company may have in respect of any breach by you of any of the provisions of this Letter that may have occurred prior to such termination.

17.4	Any off-setting of unconsumed annual leave or home leave shall be at the sole discretion of the Company. No cash payment will be made for unconsumed annual leave or home leave. The Company also reserves the right to deduct any personal expenses charged to your corporate card (if any) from the salary and/or benefits payable to you during your period of notice. In the event that any monies remain unpaid at the termination of your employment, the same will be a debt due from you to the Company and payable upon demand.

18.	Termination for Breach

18.1	Notwithstanding any other provision of this Letter, the Company may terminate your employment by written notice with immediate effect if you:

(a)	disobeys the Company’s lawful and reasonable instructions/requirements;

(b)	commit any act which detrimentally affects the Company, including but not limited to an act of dishonesty, misdemeanour, negligence, fraud, wilful disobedience, misconduct or breach of duty (“gross misconduct”);

(c)	commit a breach of any term of this Letter or any other rules and regulations laid down by the Company from time to time in respect of your employment;

(d)	are convicted of a criminal offence;

(e)	become bankrupt, apply for, or a receiving order is made against you, make any composition with your creditors or commit an act of bankruptcy;

(f)	become of unsound mind;

(g)	(if applicable) cease for any reason to hold a valid employment pass entitling you to work in Singapore; or

(h)	have, in the view of the Company, committed a material or persistent breach of the terms and conditions set out in this letter or have failed to carry out your duties diligently and with due competence.

18.2	All benefits accorded to you under this Letter shall immediately cease on termination of your employment by the Company pursuant to this clause.

19.	On Termination of Employment

19.1	In this paragraph 21:

(a)	“Business” means the business of the Company or any other businesses carried on by the Company or any Affiliate during the Relevant Period or Restrictive Covenant Period;

(b)	“Relevant Period” means the period of 12 months immediately prior to and ending on the Termination Date;

(c)	“Restrictive Covenant Period” means the period of 12 months immediately after the Termination Date;

(d)	“Relevant Area” any part of any country in which you were actively involved in Business at any time during the Relevant Period;

(e)	“Termination Date” means the date on which your employment terminates with the Company; and

(f)	You will be regarded as concerned in a business if:

(i)	you carry it on as principal or agent; or

(ii)	you are a partner, director, employee, secondee, consultant or agent in, of or to the business or to any person who carries on the business; or

(iii)	you have any direct or indirect financial interest (as shareholder or otherwise) in any entity which carries on the business; or

(iv)	you are a partner, director, employee, secondee, consultant, or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any entity which carries on the business, disregarding any financial interest of a person in securities which are listed or dealt in on any recognised investment exchange if that person, you and any person connected to you are interested in securities which amount to less than five per cent of the issued securities of that class and which, in all circumstances, carry less than five per cent of the voting rights (if any) attaching to the issued securities of that class.

19.2	On the termination of your employment however occasioned, you agree that during the Restrictive Covenant Period,

(a)	you shall not, directly or indirectly be concerned in a business, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the Business in any Relevant Area in which:

(i)	you acted as an employee of the Company or its subsidiaries and had contact with the customers of the Company or any of its subsidiaries during the Relevant Period, and

(ii)	the Company or any of its subsidiaries is conducting business or has conducted business during the Relevant Period and the Restrictive Covenant Period, and

(b)	you shall not act in any capacity or be employed by the Company’s Competitors or be any concerned in any business which is carried on in the Relevant Area which is competitive or likely to be competitive with the provision of services of the same or similar to those provided by the Company or its Affiliate during the Relevant Period, as at the Termination Date and during the Restrictive Covenant Period.

19.3	Nonsolicitation. On the termination of your employment however occasioned, during the Restrictive Covenant Period, you shall not directly or indirectly through another entity:

(i)	induce or attempt to induce any employee of the Company or its Affiliate to leave the employ of the Company or any of its subsidiaries, or in any way interfere with the relationship between the Company or its Affiliate and any employee thereof;

(ii)	hire or employ any person who was an employee of the Company or its Affiliate at any time during the Relevant Period;

(iii)	induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its Affiliate to cease doing business with the Company or its Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or its Affiliate;

(iv)	solicit or provide services related to the Business to any person who was a customer or client of the Company or its Affiliate during the Relevant Period; or

(v)	solicit or provide services related to the Business to any Prospective Customer. For purposes hereof, a “Prospective Customer” means any Person whom the Company or its Affiliate has entertained discussions with to become a client or customer at any time during the Relevant Period and who has not explicitly rejected a business relationship with the Company or its Affiliate.

19.4	Each of the restrictions in each paragraph or sub-clause above are enforceable independently of each of the others and its validity is not affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restriction (including part of any of the definitions in sub-clause 21.1) were deleted, the restriction in question applies with such modification as may be necessary to make it valid.

19.5	You will not at any time after the termination of your employment under this Letter represent yourself as being interested or employed by or in any way connected with the Company or its business.

19.6	Your obligations under this clause survive the termination of your employment.

19.7	You and the Company consider the restraints contained in this paragraph 21 to be reasonable and intend the restraints to operate to the maximum extent.

19.8	You acknowledge and agree:

(a)	that each of foregoing paragraphs constitutes an entirely separate and independent restriction on you so that if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever then the remaining undertakings and agreements shall be valid to the extent that they are held not to be so invalid;

(b)	that the duration, extent and application of each of the restrictions are reasonable and no greater that necessary for the protection of the interests and goodwill of the Company;

(c)	that any breach of the restrictions by you could materially harm the Company;

(d)	that, if any such restriction shall be adjudged by any court of competent jurisdiction to be void or unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Company but would be valid if part of the wording thereof was deleted and/or the period thereof was reduced and/or the area dealt with thereby was reduced the said restriction shall apply within the jurisdiction of threat court with such modifications as may be necessary to make it valid and effective; and

(e)	that the remedy of damages for any breach or threatened breach of the provisions of this Letter may be inadequate and, therefore, agree that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach.

19.9	You agree that after the termination of your employment with the Company, you will cooperate fully with the Company in its defence of or other participation in any administrative, judicial or other proceeding arising from any inquiry, charge, complaint or other action which has been or may be filed (“legal proceedings”) against the Company in relation to any matter in which you were involved in during your employment with the Company or which you had knowledge of. The Company will reimburse you all reasonable expenses that you may incur in rendering such assistance to the Company in such legal proceedings, except in the case where such assistance by you is made necessary or is due such due to any act, negligence or default on your part during your employment with the Company or after you have left the employment of the Company.

19.10	You further agree, that you will not at any time after termination of your employment with the Company, make any remarks or comments, orally or in writing, to the media or to customers, potential customers, regulators or others, which or who have, or could reasonably be anticipated to have, business dealings with the Company, which remarks or comments reasonably could be construed to be derogatory or disparaging to the Company or any of its shareholders, officers, directors, employees, attorneys or agents, or which reasonably could be anticipated to be damaging or injurious to the Company’s reputation or good will or to the reputation or good will of any person associated with the Company.

20.	Notices

20.1	Any notice or other communication to or by a party to this Letter must be in legible writing and in English addressed as shown at the commencement of this Letter, or as specified by any party by notice to the other party.

21.	Amendments

21.1	Any amendment to the provisions of this Letter and any policies and procedures which form an integral part of the terms and conditions of your employment shall be in writing and signed by the Company.

22.	No Third Party Rights

22.1	Nothing in this Letter is intended to grant to any third party, other than an Affiliate, any right to enforce any term of this Letter or to confer on any third party, other than an Affiliate, any benefits under this Letter for the purposes of the Contract (Rights of Third Parties) Act (Cap. 53B) the application of which legislation is hereby expressly excluded.

23.	General

23.1	In this Letter, “Affiliate” includes any firm, company, corporation or other organisation which:

(a)	is directly or indirectly controlled by the Company;

(b)	directly or indirectly controls the Company; or

(c)	is directly or indirectly controlled by a third party who also directly or indirectly controls the Company.

23.2	Neither Party shall assign or transfer, in whole or in part, any of its rights and/or obligations hereunder to any third party without the prior written consent of the other Party, provided that the Company may assign or transfer its rights and/or obligations to any of its related or affiliated companies.

23.3	If any provision of this Letter or part thereof (including the Guidelines) is rendered void, illegal or unenforceable by any legislation to which it is subject, it shall be rendered void, illegal or unenforceable to that extent and it shall in no way affect or prejudice the enforceability of the remainder of such provision or the other provisions of this Agreement.

23.4	This Letter constitutes the entire agreement between the Parties and supersedes and cancels in all respects all previous agreements, arrangements and undertakings (whether in writing or otherwise), if any, between the Parties as to the subject matter of this Agreement.

23.5	No provision of this Letter shall be deemed waived by either Party unless such waiver is reduced to writing and is signed by the Party against whom such waiver is sought to be enforced. Any waiver of any breach of any provision of this Letter shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any right under this Letter.

23.6	If any term or condition set out in this Letter is held to be illegal, invalid, void or unenforceable, the remaining provisions of this Letter shall remain in full force and effect and shall in no way be affected or impaired and the parties shall use their best efforts to find an alternative way to achieve the same result.

This offer of employment is subject to satisfactory completion of our normal recruitment formalities which include the provision of references, sight of the certificates evidencing your academic qualifications, such pre-employment checks as we may deem fit and your undergoing a medical examination. This offer is also subject to this declaration and all statements, warranties and representations made by you during our conversations or interviews with you being true. In the event that the Company discovers at any time after the making of this offer, whether the same has been accepted by you or not, that such declaration, statements, warranties and/or representations are false or have become untrue or were made by you without ground or dishonestly, the Company reserves the right to retract this offer (which offer shall be null and void forthwith) or terminate your employment with immediate effect without notice, as the case may be. Further, in the event that the Company discovers or becomes aware of information about your character, work ethics or prior or continuing actions which in the opinion of the Company may render you unsuitable as an officer of the Company, the Company reserves the right to retract this offer (which offer shall be null and void forthwith) or terminate your employment with immediate effect without notice, as the case may be. Any advances made for your expenses shall be deducted from any salary payable to you as at the date of termination. Any shortfall shall be immediately become a debt from you payable to the Company.

As part of the terms and conditions of this offer you are required to keep confidential the content of this Letter, and this requirement forms part of the contract between us.

We trust that this Letter covers satisfactorily all the points which have been discussed. We very much look forward to your joining our team in Singapore and your contribution to building the Company’s business.

Upon acceptance by you of the terms and conditions this Letter together with the Guidelines shall constitute your employment contract (“the contract”) which shall supersede all previous arrangements or agreements whether oral or in writing between you and us in relation to the matters dealt with in it.

This Letter is governed by and interpreted in accordance with the laws of the Republic of Singapore.

Yours sincerely

Ray D’Arcy

President and Chief Executive Officer

Enclosures: Employee Handbook

ACCEPTANCE

To: Interactive Data Corporation

I accept this offer of employment and I confirm that I have read, understood and agree to abide by this employment contract and the Guidelines referred to above. I agree to keep confidential and not to suffer the unauthorised disclosure of any and all information to which I may become privy concerning any and all of the Company’s transactions, clients and/or employees during or after my employment with the Company, save to the extent that disclosure is required or compelled by law. I also give my permission for the Company to hold and use all personal information submitted by me throughout my employment with the Company, and I agree to all such information being made available or transferred to the Company, its Affiliate and/or any parties appointed by the Company to process or store such information.

I represent that I have not brought and will not bring with me to the Company or use at the Company any materials or documents of an employer or a former employer that are not generally available to the public, unless express written authorization from such employer for their possession and use has been obtained.

I represent to the Company that my acceptance of this offer of employment, my performance of all the terms of this Letter and my performance of my duties as an employee of the Company do not and will not breach any agreement with any of my former employers.

Yours faithfully,

Name:	Date
NRIC / FIN No.: